EXHIBIT (h)(28)
Amendment to Participation Agreement
Franklin Templeton Variable Insurance Products Trust
Franklin Templeton Distributors, Inc.
Farmers New World Life Insurance Company
Amendment No. 6
     This Amendment No. 5 to the Participation Agreement dated May 15, 2000, Amendment to the Participation Agreement dated March 2001, Amendment to the Participation Agreement effective April 1, 2001, Amendment to the Participation Agreement dated September 2003, Amendment No. 3 to the Participation Agreement dated May 3, 2004, Amendment No. 4 to the Participation Agreement dated May 2, 2005, and Amendment to the Participation Agreement effective June 5, 2008, (collectively, the “Agreement”), by and between Franklin Templeton Variable Insurance Products Trust, (the “Trust”), Franklin Templeton Distributors, Inc. (the “Underwriter”), and Farmers New World Life Insurance Company (the “Company”), is effective as of May 31, 2008.
     WHEREAS, the Company, the Trust and the Underwriter have entered into the Agreement whereby the Trust would serve as an investment vehicle for a certain separate accounts(s) of the Company and the Underwriter would sell shares of certain series and/or classes (“Portfolios”) to such separate account(s); and
     WHEREAS, the Company will issue a new variable life insurance product, Farmers EssentialLife Universal Life, effective September 1, 2008, and desires to utilize shares of one or more Portfolios as an investment vehicle for Farmers EssentialLife Universal Life insurance contracts funded by the separate account(s).
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:
1.	The portfolios to be made available to the Company as the sponsor of the separate accounts shall be amended as listed in Exhibit A, attached hereto and incorporated herein by reference, which identifies the separate accounts and provides the names of the Portfolios as well as the associated policy contract(s).

2.	All other provisions of the Agreement not expressly modified by this Amendment No. 5 shall remain in full force and effect. Any conflict between the terms and conditions provided in this Amendment No. 5 and the terms and conditions of the Agreement shall be controlled by the terms and conditions of this Amendment No. 5.

3.	This Amendment No. 5 may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, each of the parties has caused it duly authorized officers to execute this Amendment No. 5.

The Trust	Franklin Templeton Variable Insurance Products Trust

By:
Name:
Title:

The Underwriter	Franklin Templeton Distributors, Inc.

By:

Name:
Title:

The Company	Farmers New World Life Insurance Company

By:

Name:
Title:

EXHIBIT A
Amendment to Exhibit A of the Franklin Templeton Variable Insurance Products Trust
Participation Agreement

Name of Separate Account and Date Established by FNWL Board of Directors
Farmers Annuity Separate Account A — 4-6-99	811-09547
Farmers Variable Life Separate Account A — 4-6-99	811-09507
Portfolios to be made available to FNWL as sponsor of the Separate Accounts and the Contracts associated with the Portfolio:
Franklin Templeton Variable Insurance Products Trust

Franklin Templeton Variable Insurance Products Trust

Franklin Small Cap Value Securities Fund	Class 2
Accumulator VUL
Farmers EssentialLife Variable Universal Life
Farmers Variable Annuity
Farmers Variable Universal Life

Franklin Small-Mid Cap Growth Securities Fund	Class 2
Farmers EssentialLife Variable Universal Life
Farmers Variable Annuity
Farmers Variable Universal Life

Templeton Developing Markets Securities Fund	Class 2
Farmers Variable Annuity
Farmers Variable Universal Life

Templeton Global Asset Allocation Fund	Class 2
Farmers EssentialLife Variable Universal Life
Farmers Variable Annuity
Farmers Variable Universal Life